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[CEMEX LOGO]                                         [PUERTO RICAN CEMENT LOGO]


              CEMEX Y PUERTO RICAN CEMENT COMPANY, INC. ANUNCIAN
                  OFERTA EN EFECTIVO PARA ADQUIRIR TODAS LAS
             ACCIONES EN CIRCULACION DE PUERTO RICAN CEMENT, INC.


MONTERREY, MEXICO Y SAN JUAN, PUERTO RICO, 12 DE JUNIO DE 2002 - CEMEX, S.A. de C.V. (BMV: CEMEXCPO) ("CEMEX) y Puerto Rican Cement Company, Inc. (NYSE: PRN) ("PRCC") anunciaron hoy que han alcanzado un acuerdo definitivo para que CEMEX adquiera a PRCC. Bajo los terminos de la transaccion, Tricem Acquisition, Corp., una subsidiaria de CEMEX, lanzara el 2 de julio de 2002 o antes, una oferta de compra en efectivo por todas las acciones en circulacion de PRCC a un precio neto de 35 dolares en efectivo por accion.

La transaccion tiene un valor total de 250 millones de dolares, incluyendo la absorcion por parte de CEMEX de aproximadamente 70 millones de dolares de deuda neta (deuda con costo financiero menos efectivo e inversiones temporales) de PRCC, de acuerdo con informacion enviada por PRCC a la Comision de Bolsa y Valores (SEC) de Estados Unidos. CEMEX estima que el valor de la transaccion es de alrededor de 134 dolares por tonelada de capacidad de produccion de cemento, despues de ajustes por el valor del negocio de concreto premezclado de PRCC.

La transaccion, que fue aprobada por unanimidad por los consejeros presentes en las reuniones de los consejos de PRCC y de Tricem Acquisition, Corp., esta sujeta a que se presenten posturas de venta de por lo menos el 51% de las acciones en circulacion de PRCC, asi como autorizaciones regulatorias y otras condiciones usuales. El cierre de la transaccion se espera durante el tercer trimestre del ano. Cualesquiera acciones de PRCC que sigan en circulacion despues de completarse la oferta de compra (con excepcion de acciones propiedad de CEMEX o sus subsidiarias), seran canjeadas por efectivo al efectuarse la fusion de PRCC con Tricem Acquisition, Corp.


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Aunque se anticipa la utilizacion de deuda bancaria para financiar la transaccion, CEMEX estima que su flujo de efectivo libre esperado para el tercer trimestre de 2002 exceda el valor de los activos adquiridos. Por lo tanto, CEMEX no anticipa que la transaccion resulte en un incremento de deuda neta en el tercer trimestre del ano.

PRCC tiene una capacidad de produccion anual de 1.4 millones de toneladas de cemento y de 1.15 millones de metros cubicos de concreto. Durante el 2001, PRCC registro un volumen de ventas de alrededor de un millon de toneladas de cemento en el mercado de Puerto Rico.

Lorenzo H. Zambrano, Presidente y Director General de CEMEX, comento: "La adquisicion de PRCC fortalece nuestra presencia en el Caribe, gracias a la ubicacion estrategica de Puerto Rico asi como por la solidez de su economia e industria de la construccion. Confiamos en que realizaremos importantes mejoras operativas en PRCC, al capitalizar la experiencia de la red global de CEMEX en sus negocios medulares de cemento y concreto. Asimismo, esperamos que la transaccion contribuya de inmediato a las utilidades en efectivo de CEMEX".

Miguel Nazario, Presidente y Director General de PRCC, anadio: "En las ultimas decadas hemos construido una compania muy exitosa con una buena posicion en el mercado de Puerto Rico. Durante estos anos, hemos sido capaces de generar un crecimiento rentable de nuestro negocio y crear valor para nuestros accionistas. La transaccion propuesta sera benefica para los accionistas, clientes y empleados de PRCC y de CEMEX".

Los consejeros de PRCC han acordado recomendar a sus accionistas que acepten la oferta. Varias entidades controladas por la familia Ferre, que tienen aproximadamente el 29% de las acciones en circulacion de PRCC, han acordado presentar sus acciones a la oferta y han expresado su apoyo a la transaccion. Goldman, Sachs & Co. es el asesor financiero de CEMEX en la transaccion. UBS Warburg es el asesor financiero de PRCC y ha expresado a la compania su opinion respecto a la transaccion. Los despachos Skadden, Arps, Slate, Meagher & Flom LLP y LeBouf, Lamb, Greene & MacRae LLP son los consejeros juridicos de CEMEX y PRCC, respectivamente.

Puerto Rican Cement Company, Inc. fue constituida bajo las leyes del Estado Libre Asociado de Puerto Rico en 1938. La compania produce y vende cemento, concreto y piedra caliza, y tiene ademas operaciones en los negocios de empacado, financiamiento, transportacion, manufactura de agregados, y bienes raices. Para mayor informacion, visite www.prcement.com.

CEMEX es una compania global lider en la produccion y distribucion de cemento, con operaciones posicionadas primariamente en los mercados mas dinamicos del mundo a traves de cuatro continentes. CEMEX combina un


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profundo conocimiento de los mercados locales con su red mundial de operaciones
y sistemas de tecnologia informatica a fin de proveer productos y servicios de clase mundial a sus clientes, desde constructores individuales hasta grandes contratistas industriales. Para mayor informacion, visite www.cemex.com.

CONTACTOS
CEMEX:                                       PRCC:

RELACIONES CON MEDIOS                        RELACIONES CON MEDIOS
Daniel Perez Whitaker                        Ivan Baez
(52-81) 8152-2747                            (787) 783-3000
daniel_pw@cemex.com                          baez@prcement.com

RELACION CON INVERSIONISTAS                  RELACION CON INVERSIONISTAS
Abraham Rodriguez                            Jose O. Torres,
(52-81) 8328-3631                            (787) 783-3000 ext. 3212
arodriguez@cemex.com                         jot@prcement.com

RELACION CON ANALISTAS
Jose Antonio Gonzalez
(212) 317-6017
josegonzalez@cemex.com


Este comunicado de prensa contiene estimaciones a futuro en el contexto del significado definido en la seccion 27-A de la "Securities Act" de 1933 enmendada, en particular aquellas estimaciones relacionadas con los efectos de la transaccion, y aquellas precedidas por, seguidas de, o que incluyan las palabras "cree", "espera", "anticipa", "pretende", "estima", o expresiones similares. Las estimaciones a futuro relacionadas con las expectativas de los resultados o eventos futuros estan basadas en la informacion disponible para CEMEX y PRCC a la fecha de este comunicado de prensa, y ninguna compania asume ninguna obligacion para actualizar cualquiera de estas estimaciones. Las estimaciones a futuro no son garantia del desempeno futuro de CEMEX o de PRCC, y los resultados reales pueden variar materialmente de los resultados y expectativas discutidos. Por ejemplo, en tanto que CEMEX y PRCC han llegado a un acuerdo definitivo, no existe certeza de que las partes completaran la transaccion. En caso de que las companias no reciban las aprobaciones gubernamentales necesarias o las posturas de venta de sus accionistas, o bien fallen en satisfacer las condiciones para el cierre de la transaccion, esta podria no realizarse. Otros riesgos e incertidumbres relacionados con la transaccion incluyen, pero no se limitan a, condiciones en los mercados relevantes para la transaccion propuesta, y la exitosa integracion de PRCC en las operaciones de CEMEX.

Este comunicado de prensa no representa una oferta de compra ni una solicitud de una oferta de venta de valores. Cuando la oferta de compra de inicio, CEMEX enviara a la Comision de Bolsa y Valores (SEC) una declaracion de oferta de compra y documentos relacionados, y PRCC enviara a la SEC una solicitud / recomendacion con respecto a la oferta, y tales documentos se enviaran a los accionistas de PRCC. Se recomienda fuertemente a los accionistas e inversionistas que lean la declaracion de oferta de compra y la solicitud / recomendacion en relacion con la oferta referida en este comunicado de prensa debido a que contienen informacion importante que debe ser leida cuidadosamente antes de tomar cualquier decision con respecto a la oferta. Los accionistas e inversionistas pueden obtener sin ningun costo en el sitio de Internet de la SEC, http://www.sec.gov, una copia de estos documentos (cuando esten disponibles) y otras informaciones enviados por CEMEX y PRCC a la SEC. Ademas, la declaracion de oferta de compra y materiales relacionados pueden obtenerse sin ningun costo solicitandolos directamente a CEMEX al telefono (52-81) 8328-3631. La solicitud / recomendacion con respecto a la oferta, asi como otros documentos relacionados, pueden obtenerse sin ningun costo solicitandolos directamente a PRCC al telefono (787) 783-3000 extension 3212.